  EX-35.6
(logo) WELLS FARGO

Wells Fargo Bank, NA

CMBS Department
MAC N9401-011
1055 10th Avenue S.E.
Minneapolis, MN 55414

March 28, 2012

Deutsche Mortgage & Asset Receiving Corporation
Attn: Lainie Kaye
60 Wall Street, 10th Floor
New York, NY 10005

RE: Annual Statement as to Compliance for Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates, Series DBUBS 2011-LC3

Pursuant to section 10.11 of the Pooling and Servicing Agreement dated as of August 1, 2011, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., (“Wells Fargo”, as Custodian), hereby certifies as follows for the calendar year 2011:

a. a review of such Custodian activities during the preceding calendar year and of such Custodian performance under this Agreement, or the applicable sub servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and

b. to the best of such officer’s knowledge, based on such review, such Custodian has fulfilled all its obligations under this Agreement, or the applicable sub servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year.

Certified By:

/s/ Kathleen Marshall
Kathleen Marshall
Vice President

Wells Fargo Bank, N.A.